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Exhibit 99(d)

                    CONSENT OF MORGAN KEEGAN & COMPANY, INC.

The Board of Directors Fred's, Inc.
4300 New Getwell Road
Memphis, Tennessee 38118


Members of the Board:

         We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of Fred's, Inc. ("Fred's") as Appendix II to the Joint Proxy Statement/Prospectus of Fred's and Rose's Stores, Inc. ("Rose's") relating to the proposed merger of a wholly-owned subsidiary of Fred's with and into Rose's and (ii) references made to our firm and such opinion in "SUMMARY - The Merger - Opinions of Financial Advisors" and "THE MERGER - Recommendations of the Board of Directors; Reasons for the Merger" and "- Opinions of Financial Advisors - Morgan Keegan & Company Opinion to the Fred's Board of Directors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

MORGAN KEEGAN & COMPANY, INC.

/s/ Morgan Keegan

Memphis, Tennessee
July 8, 1996